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                                                                     EXHIBIT 2.1

                                ENDORSED-FILED
                    In the office of the Secretary of State
                          of the State of California
                                 Dec. 17, 1999
                        BILL JONES, Secretary of State


                           CERTIFICATE OF OWNERSHIP

                           THE KEITH COMPANIES, INC.


Eric C. Nielsen and Gary Campanaro certify that:


1. They are the duly elected and acting president and secretary, respectively, of THE KEITH COMPANIES, INC., a California corporation (this
     "Corporation").

2. This Corporation owns all of the outstanding shares of ESI, ENGINEERING SERVICES, INC., a California corporation (the "Subsidiary").

3. The board of directors of this Corporation duly adopted the following resolution:

        RESOLVED, that this corporation merge ESI ENGINEERING SERVICES, INC., its wholly-owned subsidiary corporation, into itself (with this Corporation as the surviving corporation), and assume all liabilities and obligations of the Subsidiary pursuant to Section 1110 of the California Corporations Code.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: Nov.29, 1999                            /s/ Eric C. Nielsen
     -------------                            --------------------------
                                              Eric C. Nielsen, President

Date: Nov.29, 1999                            /s/ Gary Campanaro
     -------------                            ----------------------
                                              Gary Campanaro, Secretary